As filed with the Securities and Exchange Commission on March 30, 2021.

Registration No. 333-237260

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8 to

FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UTime Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	3600	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7th Floor, Building 5A
Shenzhen Software Industry Base, Nanshan District
Shenzhen, People’s Republic of China 518061
+86 755 86512266

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. Jessica S. Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary shares, par value $0.0001 per share	3,750,000	$5.00	$18,750,000	$2,045.63
Total	3,750,000		$18,750,000	$2,045.63

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file exhibit 99.7 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers

We are a Cayman Islands company. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through actual fraud or their own willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We intend to enter into indemnification agreements with each of our directors and officers in connection with this offering. Under these agreements, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

ITEM 7. Recent Sales of Unregistered Securities

During the past three years, we issued, sold and repurchased the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. We believe that our issuances of incentive shares and options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

On October 9, 2018, we issued 12,000,000 ordinary shares, par value $0.0001 per share, to Mr. Bao, our founder, chief executive officer and chairman of the board of directors, in connection with our incorporation, for consideration of $1,200. In May 2019, these shares were transferred to Grandsky Phoenix Limited, a company established under the laws of the British Virgin Islands that is wholly owned by Mr. Bao.

On June 3, 2019, we issued 377,514 ordinary shares, par value US$0.0001 per share, to HMercury Capital Limited, an exempted company incorporated under the laws of the British Virgin Island that is wholly owned by Mr. He, our director nominee, pursuant to a certain share subscription agreement, for consideration of $37.75.

On April 29, 2020, the Company approved a board resolution that agreed to repurchase 7,620,000 and 239,721 ordinary shares, which were subsequently cancelled, at par value from Grandsky Phoenix Limited and HMercury Capital Limited, respectively, based on the share repurchase agreement that the Company entered into with Grandsky Phoenix Limited and HMercury Capital Limited on April 29, 2020. Both Grandsky Phoenix Limited and HMercury Capital Limited confirmed that they have opted not to receive the consideration for the Repurchased Shares and made a pure capital contribution in the sum of the purchase price in favor of the Company without the issue of additional shares of the Company. As a result, Mr. Bao, through Grandsky Phoenix Limited, and Mr. He, through HMercury Capital Limited, own 4,380,000 ordinary shares, representing 96.95% of equity interest and 137,793 ordinary shares, representing 3.05% of equity interest of the Company, respectively, as of the date of this prospectus.

ITEM 8. Exhibits and Financial Statement Schedules

a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, China, on March 30, 2021.

UTIME LIMITED

By:	/s/ Minfei Bao
Name:	Minfei Bao
Title:	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Minfei Bao	Chief Executive Officer and	March 30, 2021
Minfei Bao	Chairman of the Board of Directors (Principal executive officer)

/s/ Shibin Yu	Chief Financial Officer	March 30, 2021
Shibin Yu	(Principal financial officer and principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of UTime Limited has signed this registration statement in Newark, Delaware, on March 30, 2021.

Authorized U.S. Representative

/s/ Donald Puglisi
Name: Donald Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
5.1*	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the ordinary shares being registered
5.2*	Opinion of B&D Law Firm regarding PRC legal matters
8.1*	Opinion of Maples and Calder (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*

Second Amended and Restated Business Operation Agreement, dated September 4, 2019, by and among Shenzhen UTime Technology Consulting Co., Ltd., United Time Technology Company Limited, Min He and Minfei Bao.

10.2*

Second Amended and Restated Exclusive Call Option Agreement, dated September 4, 2019, by and among Shenzhen UTime Technology Consulting Co., Ltd., United Time Technology Company Limited, Min He and Minfei Bao.

10.3*	Exclusive Technical Consultation and Service Agreement, dated March 19, 2019, by and between Shenzhen UTime Technology Consulting Co., Ltd. and United Time Technology Company Limited.
10.4*

Second Amended and Restated Equity Pledge Agreement, dated September 4, 2019, by and among Shenzhen UTime Technology Consulting Co., Ltd., United Time Technology Company Limited, Min He and Minfei Bao.

10.5*	Second Amended and Restated Power of Attorney, dated September 4, 2019, executed by Minfei Bao.
10.6*	Amended and Restated Power of Attorney, dated September 4, 2019, executed by Min He.
10.7*	Second Amended and Restated Spousal Consent Letter, dated September 4, 2019, executed by Minfei Bao’s spouse.
10.8*	Amended and Restated Spousal Consent Letter, dated September 4, 2019, executed by Min He’s spouse.
10.9*	English Translation of Credit Agreement, dated April 23, 2019, by and between United Time Technology Company Limited and China Construction Bank.
10.10*	English Translation of Credit Agreement, dated August 1, 2019, by and between United Time Technology Company Limited and Shenzhen Rural Commercial Bank.
10.11*	English Translation of Credit Agreement, dated August 1, 2019, by and between United Time Technology Company Limited and Shenzhen Rural Commercial Bank.
10.12*	English Translation of Lease Agreement, dated February 1, 2018, by and between United Time Technology Company Limited and Shenzhen BuTa Entertainment Technology Co., Ltd.
10.13*	English Translation of Lease Agreement, dated September 1, 2017, by and between Guizhou United Time Technology Co., Ltd. and Guizhou Jietongda Technology Co., Ltd.
10.14*	English Translation of Factory Lease Agreement, dated September 1, 2017, by and between Guizhou United Time Technology Co., Ltd. and Guizhou Jietongda Technology Co., Ltd.
10.15*	English Translation of Supplemental Factory Lease Agreement, dated October 10, 2019, by and between Guizhou United Time Technology Co., Ltd. and Guizhou Jietongda Technology Co., Ltd.
10.16*	Form of Director Offer Letter
10.17*	Form of Employment Agreement
10.18*	Form of Indemnification Agreement between the Registrant and its officers and directors
10.19*	English Translation of Mechanical Equipment Purchase Agreement, by and between United Time Technology Company Limited and Guizhou Jietongda Technology Co., Ltd.
10.20*	English Translation of Credit Agreement, dated May 8, 2020, by and between United Time Technology Company Limited and China Construction Bank.
10.21*	English Translation of Guarantee Agreement for Credit Line Loan, dated May 8, 2020, by and between Guizhou United Time Technology Co., Ltd. and China Construction Bank.
10.22*	English Translation of Guarantee Agreement by Natural Person for Credit Line Loan, dated May 8, 2020, by and between Minfei Bao and China Construction Bank.
10.23*	English Translation of Guarantee Agreement by Natural Person for Credit Line Loan, dated May 8, 2020, by and between Qiuzi Ping and China Construction Bank.
10.24*	English Translation of Agreement on Maximum Amount Mortgage for Credit Line Loan, dated May 8, 2020, by and between United Time Technology Company Limited and China Construction Bank.
10.25*	English Translation of Agreement on Maximum Accounts Receivable Pledge for Credit Line Loan, dated May 8, 2020, by and between United Time Technology Company Limited and China Construction Bank.

Exhibit Number	Description of Document
10.26*	Share Repurchase Agreement, dated April 29, 2020, among UTime Limited, Grandsky Phoenix Limited and HMercury Capital Limited.
10.27*	Loan Agreements, dated between June 2018 and May 2020, by and between United Time Technology Co., Ltd. and Minfei Bao
10.28*	Debt Offset Agreement, dated March 31, 2019, by and between United Time Technology Co., Ltd. and Minfei Bao
10.29*	Debt Offset Agreement, dated March 31, 2019, by and among UTime Technology (HK) Co., Ltd., UTime Limited and Minfei Bao
10.30*	Debt Transfer Agreement, dated March 31, 2019, by and among Bridgetime Limited, UTime Limited and Minfei Bao
10.31*	English Translation of Factoring Agreement, dated July 17, 2020, by and between Guizhou United Time Technology Co., Ltd. and TCL Commercial Factoring (Shenzhen) Company Limited
10.32*	English Translation of Agreement on Maximum Amount Guarantee for Factoring Agreement, by and between United Time Technology Co., Ltd. and TCL Commercial Factoring (Shenzhen) Company Limited
10.33*	English Translation of Agreement on Maximum Amount Guarantee for Factoring Agreement, by and between Minfei Bao and TCL Commercial Factoring (Shenzhen) Company Limited
10.34*	English Translation of Lease Agreement, dated September 25, 2019, by and between United Time Technology Co., Ltd. and Shenzhen Fumeibang Technology Co., Ltd.
10.35*	English Translation of General Credit Agreement, dated November 13, 2020, by and between United Time Technology Company Limited and China Resources Bank of Zhuhai Co., Ltd.
10.36*	English Translation of Working Capital Loan Agreement, dated November 18, 2020, by and between United Time Technology Company Limited and China Resources Bank of Zhuhai Co., Ltd.
10.37*

English Translation of Guarantee Agreement for Credit Line Loan, dated November 13, 2020, by and among Guizhou United Time Technology Co., Ltd., Minfei Bao, Qiuzi Ping and China Resources Bank of Zhuhai Co., Ltd.

10.38*

English Translation of Agreement on Maximum Amount Mortgage for Credit Line Loan, dated November 13, 2020, by and between United Time Technology Company Limited and China Resources Bank of Zhuhai Co., Ltd.

10.39*	English Translation of Factoring Agreement, dated November 18, 2020, by and between United Time Technology Co., Ltd. and TCL Commercial Factoring (Shenzhen) Company Limited
10.40*

English Translation of Agreement on Maximum Amount Guarantee for Factoring Agreement, dated November 17, 2020, by and between Guizhou United Time Technology Co., Ltd. and TCL Commercial Factoring (Shenzhen) Company Limited

10.41*	English Translation of Agreement on Maximum Amount Guarantee for Factoring Agreement, dated November 17, 2020, by and between Minfei Bao and TCL Commercial Factoring (Shenzhen) Company Limited
21.1*	Subsidiaries of the Registrant
23.1*	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Maples and Calder (Cayman) LLP (included in Exhibits 5.1 and 8.1)
23.3*	Consent of B&D Law Firm (included in Exhibit 5.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Form of Code of Ethics of the Registrant
99.2*	Consent of David Bolocan
99.3*	Consent of Lawrence G. Eckles
99.4*	Consent of Min He
99.5*	Consent of Mo Zou
99.6*	Consent of Vaish Associates Advocates
99.7**	Representation under Item 8.A.4 of Form 20-F

*	Previously filed

**	Filed herewith